As filed with the Securities and Exchange Commission on November 7, 1997
                                               Registration No. 333-
                                                                    -----------



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                              ------------------


                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------


                                   DCX, INC.
            (Exact name of registrant as specified in its charter)

                              ------------------


              COLORADO                                 84-0868815
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                Identification Number)

                        1597 COLE BOULEVARD, SUITE 300
                            GOLDEN, COLORADO 80401
                                (303) 274-8708
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              G. STEPHEN CARREKER
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                   DCX, INC.
                        1597 COLE BOULEVARD, SUITE 300
                            GOLDEN, COLORADO 80401
                                (303) 274-8708
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------


                                   Copy to:
                           Lester R. Woodward, Esq.
                          Davis, Graham &  Stubbs LLP
                                  Suite 4700
                            370 Seventeenth Street
                            Denver, Colorado 80202
                                (303) 892-9400

                              ------------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

                              ------------------


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ------------------


                        CALCULATION OF REGISTRATION FEE

                                                        Proposed maximum         Proposed
                                      Amount to be       offering price      maximum aggregate        Amount of
Title of securities to be registered   registered          per unit(1)       offering price(1)    registration fee


Common Stock, no par value              4,004,303            $1.3868            $5,553,388            $1,682.85
per share                                shares


(1) Calculated solely for purposes of determining the registration fee payable pursuant to Rule 457, and is based upon the sum of the product of warrants for 1,140,446 shares times their respective exercise prices, and an aggregate offering price of $4,116,795, pursuant to Rule 457(c), for 2,863,857 shares being offered by Selling Stockholders, based upon the average of the high and low sales prices of the Company Common Stock on November 5, 1997, as reported on the Nasdaq SmallCap Market.

                              ------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1997

                                    DCX, INC.

      2,863,857 SHARES OF COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS

                    1,140,446 SHARES OF COMMON STOCK ISSUABLE
                      UPON THE EXERCISE OF CERTAIN WARRANTS




            This Prospectus relates to 2,863,857 shares of Common Stock (collectively the "Stockholder Securities") offered by the Stockholders of the Company named under "Selling Stockholders" (the "Selling Stockholders"). This Prospectus also relates to 1,140,446 shares of Common Stock, no par value (the "Common Stock"), of DCX, Inc., a Colorado corporation (the "Company"), issuable upon exercise of warrants issued by the Company (collectively the "Warrant Shares").

            The Selling Stockholder Securities are being offered by the former shareholders of PlanGraphics, Inc. ("PlanGraphics"), a wholly-owned subsidiary of the Company, certain consultants engaged by the Company in connection with the transaction by which PlanGraphics became a Company subsidiary, and by other consultants and business affiliates of PlanGraphics and the Company. Stockholder Securities may be sold from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or by a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The holders of Stockholder Securities may effect such transactions by selling Stockholder Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the holders of Stockholder Securities and/or the purchasers of Stockholder Securities for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

            The Warrant Shares are issuable under certain warrants issued by the Company as compensation for services, or in connection with other business transactions. These consist of: one warrant issued to Transition Partners, Ltd. to acquire up to 111,260 shares, exercisable in full at an exercise price of $1.00 per share, exercisable until January 14, 2002, as compensation for certain financial and management advisory services to the Company, and one warrant issued to Transition Partners, Ltd. to acquire up to 295,056 shares, at an exercise price of $1.00 per share, exercisable upon and to the extent of the issuance of additional shares of Common Stock by the Company pursuant to the anti-dilution provisions of the consulting agreement between Transition Partners, Ltd. and the Company, exercisable until January 14, 2002; one warrant issued to Copeland Consulting Group, Inc., a company owned by Gene R.

Copeland, a Managing Director of Transition Partners, Ltd., to purchase up to 111,260 shares, exercisable in full at an exercise price of $1.00 per share, exercisable until January 14, 2002, as compensation for the financial and management advisory services provided to the Company by Transition Partners, Ltd., and one warrant issued to Copeland Consulting Group, Inc. to acquire up to 295,056 shares, at an exercise price of $1.00 per share, exercisable upon and to the extent of the issuance of additional shares of Common Stock by the Company pursuant to the anti-dilution provisions of the consulting agreement between Transition Partners, Ltd. and the Company, exercisable until January 14, 2002; warrants issued to Spencer Edwards, Inc. to purchase up to 120,000 shares, exercisable in full at an exercise price of $2.25 per share, exercisable until June 30, 1999, as compensation for certain financial advisory services; warrants issued to Coretech, Ltd. to acquire up to 36,281 shares, exercisable in full at an exercise price of $1.875 per share, exercisable through November 8, 1998, for services in connection with an equity offering by the Company; warrants issued to SKB Corporation to purchase up to 74,033 shares, exercisable in full at an exercise price of $1.3929 per share, exercisable through October 10, 1998, in connection with certain business transactions between the Company and SKB Corporation; and warrants issued to Gerald Alexander to purchase up to 97,500 shares, exercisable in full at an exercise price of $1.875 per share, exercisable through August 1, 2000, for services in connection with an equity offering by the Company.

            This offering will terminate as to particular Warrant Shares on the expiration date of the warrant under which such Warrant Shares are exercisable. This offering will terminate as to the Stockholder Securities held by each Selling Stockholder on a date determined pursuant to an agreement between the Company and such Selling Stockholder. See "Selling Stockholders" and "Sale of Shares."

            None of the proceeds from the sale of the Stockholder Securities by the Selling Stockholders will be received by the Company. The Company has generally agreed to bear all expenses (other than underwriting discounts and selling commissions and fees and expenses of counsel or other out-of-pocket expenses incurred by the Selling Stockholders) in connection with the registration and sale of the Stockholder Securities. The Company has agreed to indemnify certain Selling Stockholders against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Selling Stockholders" and "Sale of Shares."

The Common Stock is traded on the Nasdaq SmallCap Market under the symbol
"DCXI."

                THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS."

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------------
                                                                                             Proceeds to Company or
                                                      Price to Public      Commissions       Selling Stockholders(1)
--------------------------------------------------------------------------------------------------------------------

                                                                                               PROCEEDS TO SELLING
STOCKHOLDER SECURITIES.............................                                               STOCKHOLDERS

Per Share..........................................         (2)                N/A                     (2)
Total..............................................         (2)                N/A                     (2)

Common Stock Issuable upon
EXERCISE OF WARRANTS...............................                                            PROCEEDS TO COMPANY

Per Share..........................................          $1.2596(3)        N/A                   $1.2596
Total..............................................       $1,436,593           N/A                $1,436,593


(1) Before reduction for expenses of the offering to be paid by the company, estimated to be $25,983.00.

(2) Amounts cannot be determined, since price to the public may be the market price prevailing at the time of sale, a price related to such market price or a negotiated price. The closing price of the Company's Common Stock on the Nasdaq SmallCap Market on November 6, 1997 was $1.50 per share.

(3)  Weighted average exercise price.


               The date of this Prospectus is November 7, 1997.

                             AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as of the following Regional Offices; Northwestern Atrium Center, Citicorp Center, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of any such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website at http:\\www.sec.gov that contains reports, proxy and information statements and other information.

                              ------------------


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by DCX, Inc. with the Commission are incorporated by reference in this Prospectus:

     (1)  Annual Report on Form 10-KSB for the year ended September 30, 1996;

     (2)  Current Report on Form 8-K, dated November 12, 1996;

     (3)  Current Report on Form 8-K, dated December 11, 1996;

     (4)  Quarterly Report on Form 10-QSB for the quarter ended December 31,
          1996;

     (5) Quarterly Report on Form 10-QSB/A-1 for the quarter ended December 31, 1996;

     (6)  Current Report on Form 8-K, dated January 15, 1997;

     (7)  Current Report on Form 8-K, dated March 28, 1997;

     (8)  Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

     (9)  Quarterly Report on Form 10-QSB/A-1 for the quarter ended March 31,
          1997;

     (10) Current Report on Form 8-K, dated April 21, 1997;

     (11) Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997

     (12) Quarterly Report on Form 10-QSB/A-1 for the quarter ended June 30,
          1997;

     (13) Current Report on Form 8-K, dated July 31, 1997;

     (14) Current Report on Form 8-K, dated August 13, 1997;

     (15) Definitive Proxy Statement, dated August 27, 1997;

     (16) Current Report on Form 8-K, dated September 9, 1997;

     (17) Current Report on Form 8-K, dated September 22, 1997;

     (18) Current Report on Form 8-K, dated October 8, 1997;

     (19) Current Report on Form 8-K dated October 14, 1997;

     (20) Current Report on Form 8-K/A-1, dated September 22, 1997;

     (21) Current Report on Form 8-K/A-1, dated October 8, 1997; and

     (22) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed March 3, 1986 (File No. 0-14273).

            ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY PURSUANT TO SECTIONS 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT PRIOR TO THE TERMINATION OF THIS OFFERING SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

            The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to DCX, Inc., 1597 Cole Boulevard, Suite 300, Golden, Colorado 80401,
Attention: Corporate Secretary, telephone (303) 274-8708.

                                 THE OFFERING

Common Stock Issuable Upon
the Exercise of the Warrants.........  The Company is offering 1,140,446 shares of Common Stock issuable upon the
                                       exercise of certain warrants, at exercise prices ranging from $1.00 to $2.25 per share.

Common Stock Offered by the
Selling Stockholders.................  The Selling Stockholders, who are
                                       identified under "Selling Stockholders," are offering 2,863,857 shares of Common Stock, issued by the Company in or in connection with its acquisition of PlanGraphics, Inc., or in connection with other business transactions by PlanGraphics or the Company.

Securities Outstanding...............  As of November 6, 1997, 8,237,146 shares of Common Stock, 1,680 shares of Series
                                       A 6% Convertible Redeemable Preferred
                                       Stock, and authorized or outstanding
                                       warrants and options to purchase
                                       approximately 4,534,339 shares of Common
                                       Stock.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

            This Prospectus includes and incorporates by reference statements that are not purely historical and are "forward-looking statements" within the meaning of Section 27A of the Act and Section 21E of the Exchange Act, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical fact included in or incorporated by reference in this Prospectus, including without limitation, expected growth of the domestic and global geographic information systems markets, beliefs regarding the strength of the Company's market position with respect to new or contemplated business strategies and activities, expectations regarding availability and marketability of new digital imaging products and proceeds, anticipated growth in the Company's revenue and profitability, cash operating costs and certain significant expenses, and potential acquisitions of, or strategic partnering with, other geographic information system providers. Factors that could cause actual results to differ materially include, among others, the entry of new companies into the geographic information system business, unanticipated competition from new strategic alliances in the industry, increased price competition from software manufacturers and their affiliated vendors, user shifts toward more standardized, off the shelf products and a decreased reliance on custom design software services, shifts in governmental policy on the availability of government-owned data and data procurement platforms to commercial and other public sector users, difficulties in hiring and retaining sufficient numbers of professional and other skilled personnel, force majeure events, accidents, and general domestic and international economic and political conditions and other factors described in this Prospectus and in the Company's annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K filed with the Securities and Exchange Commission. Many of such factors are beyond the Company's ability to control or predict. All forward-looking statements included or incorporated by reference in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed under the "Risk Factors" section of this Prospectus. All subsequent written or oral forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                 RISK FACTORS

            The securities offered hereby involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company before making an investment decision. Investment risks inherent in the geographic information systems industry are discussed below as risks associated with an investment in the Company by virtue of its ownership of PlanGraphics, and because the geographic information systems business is the principal business focus of both PlanGraphics and the Company. References in "Risk Factors" to the Company refer both to the Company and to PlanGraphics, unless the context requires otherwise.

           ACCUMULATED DEFICIT; OPERATING EXPENSES; CONTINUATION AS A GOING CONCERN. Although PlanGraphics has achieved positive net income in each of its two most recent fiscal years, in their report on the financial statements for the nine month fiscal year ended September 30, 1996, PlanGraphics referred to its accumulated deficit and stated that its ability to continue as a going concern was dependent on either its ability to continue to successfully control costs or obtain the necessary funding to continue its operations. In its efforts to respond to opportunities presented by market expansion and diversification in the geographical information systems industry, PlanGraphics has expanded its workforce of professional personnel and related support staff and has incurred, as a result, significant growth in related operating expense. While PlanGraphics has identified some areas in which to control and even reduce these costs, operating costs remain considerable in relation to revenue and there can be no assurance that the Company will be able to control costs and generate revenue at levels which will result in profitable operations in the future. Since June 30, 1997, the Company has raised approximately $1,615,000 in net equity capital, debt financing of approximately $545,000, and increased its cash reserves by approximately $1,045,000 by its sale of the manufacturing portion of its business. In addition, in connection with the recent acquisition of PlanGraphics by the Company some $290,000 of PlanGraphics' long-term debt was converted into equity resulting in an associated reduction in consolidated debt. While substantially all of the proceeds of these capital inflows have been applied toward outstanding debt or payables, or to the working capital requirements of the Company and PlanGraphics, the Company believes that the combination of PlanGraphics into DCX, Inc., a publicly traded company, may facilitate its acquisition of additional capital to fund its geographic information system operating and growth strategies. There can be no assurance, however, that the Company will be able to obtain additional capital, or that the Company's profits, if any, will be sufficient to cover the operating expense and capital requirements of the Company.

            LIQUIDITY, CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING. The Company has combined capital obligations under leases and debt instruments of approximately $70,000 per month. While the Company believes that it has sufficient cash reserves to meet its obligations in the near term, there can be no assurance that the Company will be able to meet growing working capital needs in the future. Any inability to obtain needed capital could have a material adverse effect on the Company and its presently contemplated strategic growth strategies. Additional equity financing may involve substantial dilution to the interests of the Company's then-existing shareholders.

            REAL PROPERTY; MORTGAGE OBLIGATIONS. The Company remains obligated on a thirty-month real property mortgage covering its aircraft component assembly manufacturing facility and site, which it has leased to a third party until March 31, 1998, subject to extension for up to thirty months, for a monthly rental which exceeds the Company's monthly mortgage and related expense associated with the property. The lessee also holds an option to purchase the property. In the event the lessee does not exercise its option, the Company will remain obligated on the mortgage until such time as it can find a buyer for the property or the note on the property is repaid. In addition, the Company remains responsible under the lease for certain structural and mechanical repair obligations with respect to the facility. The mortgage is secured by a lien on the real property and by an assignment of the lease to the Company's lender. Any default by the lessee on its lease obligations, and the inability of the Company to secure another tenant or sell the property in a timely manner at an acceptable price, could have a material adverse effect on the Company. Additionally, PlanGraphics is committed to a long-term capital lease on its main office facility, requiring annual lease payments of approximately $320,000. While the Company believes its cash reserves are sufficient to satisfy these lease obligations in the near term, any inability of the Company to remain current on its lease payments may result in the loss of this office facility, which could have a material adverse effect on the Company.

            OUTSTANDING INDEBTEDNESS. In order to satisfy capital requirements and finance the Company's operations, the Company has incurred a certain amount of indebtedness and, even after the completion of this offering and other recent financings, and the application of any proceeds therefrom, some indebtedness will remain outstanding. While the Company believes that it has sufficient liquid assets to meet its obligations in the near term, it cannot be assured of attaining consistent positive net income and is subject to the risk that its cash flow may be inadequate to make required payments on its indebtedness and capital expenses. A portion of the value of the Company's assets has been pledged as collateral to secure Company debt. There can be no assurance that the Company will continue to be able to make required payments on its indebtedness and leases in the future.

            DEPENDENCE ON PRINCIPAL CLIENT. The consulting business is inherently subject to the aggregation of a substantial amount of business around one client or a small number of significant clients. For the last three years, a significant portion of PlanGraphics' revenue has been derived from one client. For the years ended September 30, 1997, September 30, 1996 and December 31, 1995, approximately 30%, 34.8% and 34.7%, respectively, of PlanGraphics' recognized revenues were derived from its largest contract. While the Company anticipates that the proportionate amount of its total revenue allocable to this client will decrease in subsequent fiscal years, the sudden loss of this investor-owned utility client could have a material adverse effect on the Company.

            DEPENDENCE ON GOVERNMENT CONTRACTS. The Company is significantly dependent upon local, state and foreign government contracts for the provision of its services. In each of fiscal years 1997, 1996 and 1995, government contracts represented approximately 30% of the Company's gross revenue. Government contracts are entirely dependent upon the applicable budgeting process and procurement decisions of the various government agencies and entities. There can be no assurance that government contracting revenues will remain stable.

            COMPETITION. The market for geographic information system advisory and implementation services is highly competitive. The Company competes with a number of companies engaged in offering similar services. These include in-house services offered by engineering firms, and consulting services offered by software and hardware developers and their affiliates below cost, who can then recover these losses in follow-on hardware and software sales and support services. Many of these firms, developers and manufacturers, individually or with their affiliates, possess substantially greater financial, marketing, personnel and other resources than the Company. In addition, several of the Company's competitors who are not themselves hardware or software manufacturers have established strategic relationships with manufacturers, permitting them to compete effectively with the Company on the basis of price as to certain products. Because of their greater resources, some of the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements. Further, as the market for geographic information systems and related services grows, software and hardware designers and manufacturers will be incentivized to sell products with increased standardization and interoperability. Any price-driven trend toward these more limited but standardized systems could reduce demand for the more sophisticated and customized, but more costly, services provided by the Company. While the Company believes that it competes effectively on the basis of breadth and depth of expertise, independence, and response sensitivity and timeliness, there can be no assurance that the Company will be able to compete successfully in the future.

            INTERNATIONAL SALES AND SERVICES. The Company derives a portion of its revenue from international projects, and the Company anticipates that this will continue into the foreseeable future. Inherent in all international operations are risks of unanticipated changes in host country regulation, shifts in currency exchange rates, differences in personnel communication and management protocols, unexpected changes in the international economic and political environments, shifts in international markets, and difficulties in protecting proprietary products. There can be no assurance that the Company will be able, due to these or other reasons, to increase or sustain its current levels of revenue from international operations, or that such operations will be or remain profitable. Changes in international business conditions could have an adverse effect on the Company's business and results of operations.

            PROPRIETARY TECHNOLOGY; INTELLECTUAL PROPERTY RIGHTS. The Company regards as proprietary certain of its developed software applications, and attempts to protect these with a combination of copyright, trademark and trade secret laws, employee and third party non-disclosure agreements, and other methods of protection. As in any attempt to protect proprietary matters, despite precautions it may be possible for unauthorized third parties to copy certain portions of the Company's products or reverse engineer or obtain and use information the

Company regards as proprietary. There can be no assurance that the Company's intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the Unites States. Any misappropriation of the Company's intellectual property could have an adverse effect on the Company's business and results of operations. Furthermore, regardless of the degree of caution exercised by the Company, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. Any such assertion could require the Company to enter into royalty arrangements or engage in costly litigation.

            NEW PRODUCTS AND TECHNOLOGICAL CHANGE. The geographic information systems industry is characterized by extremely rapid technological change, evolving industry standards and client expectations, and frequent new product introductions. These conditions will require continuous expenditures by the Company on product research, testing and training to sustain the Company's level of expertise in and reputation for broad based and objective advisory services. There can be no assurance that the Company will successfully manage the pace of technological change and new product introduction, or sustain the level of training and/or additional hiring required to maintain full product fluency in the marketplace.

            BUSINESS PARTNERS. The Company maintains strategic relationships with substantially all of the major software manufacturers in the geographic information systems industry. Several of these manufacturers offer similar services to those of the Company, and may have interests adverse to those of the Company in bidding for a particular project. There can be no assurance that these business relationships will be maintained, or that strategic alliances or business combinations between or among the Company's competitors will not cause realignments among developers, manufacturers and vendors which are materially injurious to the Company.

            LITIGATION. The Company has established a litigation reserve of $521,000 in relation to a contract dispute which arose in 1988 under a federal government contract for the manufacture by the Company of certain aircraft wiring harness assemblies. While the Company believes that this dispute may settle and that any settlement amount will not exceed its established reserve, there can be no assurance that the settlement will occur, will be on terms favorable to the Company, or that the amounts reserved will be adequate to satisfy any Company liability under this contract. An unfavorable outcome of this litigation could have an adverse effect on the Company.

            DEPENDENCE UPON KEY AND ADDITIONAL PERSONNEL. The success of the Company may be significantly dependent upon the efforts of certain key personnel of the Company, including G. Stephen Carreker, its Chief Executive Officer and Chairman, John C. Antenucci, its President and founder of PlanGraphics, Frederick G. Beisser, its Vice President - Finance and Administration, J. Gary Reed, PlanGraphics' Chief Operating Officer, and other officers. Although the Company has entered into employment agreements with Messrs. Carreker, Antenucci, Beisser and Reed, and certain other officers, managers and key technical personnel, the loss of the services of any of these officers or certain other key employees could have a material adverse effect on the Company. The success of the Company is also dependent upon its ability to retain existing personnel and to hire and train additional qualified personnel, including competent engineers and technicians. There can be no assurance that the Company will be able, for financial reasons or otherwise, to retain or hire such personnel.

            SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Of the 8,237,146 shares of Common Stock outstanding as of November 6, 1997, in addition to the Stockholder Securities offered hereby, approximately 659,970 shares are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). As of the date of this Prospectus, 568,680 of such shares are eligible for sale under Rule 144 under the Act. The Company has also registered for sale to the public approximately 2,169,321 shares of Common Stock, outstanding or issuable upon the exercise of certain options, issued to consultants, directors or officers, as well as the shares issuable upon the exercise of options granted under the Company's 1991 Stock Option Plan and 1995 Stock Incentive Plan. The Company also recently sold 1,900 shares of Series A 6% Convertible Redeemable Preferred Stock of the Company, par value $.001 ("Preferred Stock"), in a series of equity offerings, 1,680 of which shares are still outstanding. Each share of Preferred Stock is or will be convertible into shares of Common Stock at conversion rates tied to the lower of the then-current trading price of the Common Stock at the time of conversion or the trading price at the time of the sale of the Preferred Stock, subject to adjustment in the event of changes to the Common Stock, a merger, or the sale of the Company or a substantial portion of its assets. By way of illustration, at the closing price of the Common Stock on November 6, 1997, the conversion of all of the outstanding shares of Preferred Stock would result in the issuance of approximately 1,120,000 shares of Common Stock. The number of shares issuable upon conversion of the Preferred Stock increases or decreases as the trading price of the Common Stock decreases or increases, respectively. Shares of Preferred Stock mandatorily convert on the one year anniversary of their date of issuance. The holders of the Preferred Stock also have the right under certain circumstances to require the Company to register the shares of Common Stock issuable upon conversion of the Preferred Stock. Sales of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur or the issuance of shares of Common Stock upon exercise of the Company's outstanding options and warrants or upon the conversion of the Preferred Stock could adversely affect the market price of the Common Stock.

            AUTHORIZED OR OUTSTANDING OPTIONS AND WARRANTS. As of November 6, 1997, there were outstanding stock options to purchase approximately 3,393,893 shares of Common Stock at exercise prices ranging from $.58 to $4.25 per share and authorized or outstanding warrants to purchase approximately 1,140,446 shares of Common Stock at exercise prices of $1.00 to $2.25 per share. To the extent that the outstanding stock options and warrants are exercised, dilution to the interest of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

            VOLATILITY OF PRICE OF COMMON STOCK. The market price of the Company's Common Stock has been, and may in the future be, highly volatile. Factors such as the Company's operating results and announcements of technological innovations or new products or contracts by the Company or its competitors, as well as changes in the geographic information systems industry, could have a significant impact on the market price of the Company's Common Stock. Further, in recent years, the securities markets have experienced a high level of price and volume volatility and the market prices of securities for many companies have experienced wide fluctuations which have not necessarily been related to the operating performance of such companies.


                                  THE COMPANY

            The Company was organized under the laws of the State of Colorado on December 8, 1981. During the past three years the Company has been engaged in the business of the custom design and manufacture of aircraft electronic interconnect assemblies, principally under contracts for Department of Defense acquisition programs or for military aircraft maintenance support. The Company's principal business as of the date of this Prospectus, through its wholly-owned subsidiary, PlanGraphics, Inc., is the development and sale of geographic information products for local, state and foreign governments, gas, electric and telephone utilities, and other commercial entities.

            DCX, Inc. is located at 1597 Cole Boulevard, Suite 300, Golden, Colorado 80401 and its telephone number is 303-274-8708.


                                USE OF PROCEEDS

            If all of the warrants are exercised, the Company will receive gross proceeds of approximately $1,436,593. There can be no assurance that any of these warrants will be exercised. The Company plans to use any proceeds received from the exercise of these warrants for working capital and general corporate purposes, and may use a portion of such proceeds to repay outstanding indebtedness. In addition, the Company may, if and when the opportunity arises, use a portion of any such proceeds, together with the issuance of equity or debt securities, to acquire companies which the Company believes are compatible with its business. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby.

            The above applications reflect management's current plans and may be changed to reflect various factors, including arrangements with other companies and competitive developments, some of which are beyond the control of management. Pending application, any proceeds received upon the exercise of any of these warrants will be temporarily invested in high-quality, interest-bearing securities and in other investments which the Company deems appropriate.

                             SELLING STOCKHOLDERS

            The following table shows the names of the Selling Stockholders and the number of Stockholder Securities owned beneficially by each of them, or their nominees, as of November 6, 1997, and the number of Stockholder Securities which may be offered pursuant to this Prospectus. This information is based on Company records, or information provided by the Selling Stockholders or their representatives. Except as set forth in footnote below, shares beneficially owned by Selling Stockholders prior to this offering consist entirely of shares obtainable upon exercise of options or the vesting of performance shares under various employee benefit plans of Company, and may or may not be obtainable by the applicable Selling Stockholder within 60 days following the date of this Prospectus. Specific terms of such options and performance shares are set forth in footnote below as to officers of the Company. Because the Selling Stockholders may offer all, some or none of the Stockholder Securities which they hold, no estimate can be given as to the number of Stockholder Securities or the percentage of the Company's outstanding Common Stock that will be held by the Selling Stockholders upon termination of such offering. See "Sale of Securities."

                                    TOTAL OF SHARES       SHARES OFFERED FOR
                                   BENEFICIALLY OWNED       STOCKHOLDER'S          TOTAL OF SHARES BENEFICIALLY
     SELLING STOCKHOLDERS          PRIOR TO OFFERING           ACCOUNT                 OWNED AFTER OFFERING
------------------------------     ------------------     ------------------      ------------------------------

                                         SHARES                 SHARES              NUMBER         PERCENTAGE
                                   ------------------     ------------------      ----------     ---------------

John C. Antenucci/1/                     1,711,475              1,186,475          525,000            6.0%
Hugh N. Archer                              18,357                 18,357             *                 *
Black & Veatch Holding Company/2/          608,713                608,713             *                 *
Scott E. Boocher                            93,193                 93,193             *                 *
William G. Brooner                          10,415                 10,415             *                 *
Kaye N. Brothers                             1,751                  1,139            612                *
Vickie C. Bunker                             3,758                  3,758             *                 *
James R. Cannistra                          25,114                 18,627           6,487               *
Charles A. Cmeyla                           38,893                 33,875           5,018               *
Dwight Coppock                              46,909                 46,909             *                 *
Peter L. Croswell                          124,450                 71,984           52,466              *
Stu Davis                                   12,238                 12,238             *                 *
Patricia A. Edelen                           2,754                  2,142            612                *
Robert W. Finkle                            53,396                  1,848           51,548              *
Maurice E. Foley                            32,749                 32,749             *                 *
Rich Goodden                                 5,789                    771           5,018               *
Al Hanks                                    12,238                 12,238             *                 *
Marina Havan-Orumieh                        28,219                    771           27,448              *
Edward T. Hedges                             6,878                  6,878             *                 *
Charles D. Howard                           67,970                 67,970             *                 *
Michael J. Kevany/3/                       259,287                 96,191          163,096            1.9%
Dave Koehler                                   392                    392             *                 *
Rosanne Kruzich                              4,284                  4,284             *                 *


                                      -15-

                                    TOTAL OF SHARES       SHARES OFFERED FOR
                                   BENEFICIALLY OWNED       STOCKHOLDER'S          TOTAL OF SHARES BENEFICIALLY
     SELLING STOCKHOLDERS          PRIOR TO OFFERING           ACCOUNT                 OWNED AFTER OFFERING
------------------------------     ------------------     ------------------      ------------------------------

                                         SHARES                 SHARES              NUMBER         PERCENTAGE
                                   ------------------     ------------------      ----------     ---------------
Dennis M. Kunkle                             84,920                 83,696          1,224               *
Jeffrey M. Laird                              3,060                  3,060            *                 *
Thomas Lenzen                                 1,530                  1,530            *                 *
Minna Li                                     45,746                  4,198          41,548              *
Anna L. Metcalf                              51,487                  1,836          49,651              *
Margaret T. Norman                              612                    612            *                 *
Quarterdeck Investment Partners, Inc./4/    152,975                152,975            *                 *
Cindy Popolillo                              27,987                  1,273          26,714              *
Amy J. Purves                                14,295                  8,053          6,242               *
Joyce Rector/5/                             178,446                 73,428         105,018            1.3%
J. Gary Reed/6/                             350,961                    943         350,018            4.1%
Paul Reisner                                    392                    392            *                 *
David A. Riddle                                 612                    612            *                 *
Leann S. Rodgers                              7,245                  6,633           612                *
Ralph Silver                                  6,119                  6,119            *                 *
Soberekon K. Simon-Ogan                       4,284                  4,284            *                 *
J. Woodson Smith                             31,548                    918          30,630              *
Ann F. Wingrove                              15,298                 15,298            *                 *
First Capital Partners/7/                   100,000                100,000            *                 *
W. Terrance Schreier/8/                     439,211                 32,895         406,316            4.7%
Copeland Consulting Group, Inc./8/          439,211                 32,895         406,316            4.7%


* Reflects less than one percent (1%) of the 8,237,146 outstanding shares of Common Stock as of the date of this Prospectus.

1 President of PlanGraphics, Inc., and President and Vice Chairman of the Board of Directors of the Company. Includes options for 300,000 shares at $1.75 per share exercisable within 60 days following the date of this Prospectus, and up to 225,000 performance shares which vest more than 60 days of the date of this Prospectus.

2 Black & Veatch Holding Company is a strategic partner of PlanGraphics, Inc., and until September 22, 1997, owned 18% of the outstanding capital stock of PlanGraphics, Inc.

3 Senior Vice President of PlanGraphics, Inc. Includes options for 50,000 shares at $1.75 per share exercisable within 60 days of the date of this Prospectus, and options for 3,060 shares at $.58 per share, 10,036 shares at $1.00 per share and 100,000 shares at $1.75 per share exercisable more than 60 days of the date of this Prospectus.

4 Quarterdeck Investment Partners, Inc. has provided investor communications and development services for PlanGraphics, Inc.

5 Senior Vice President for Human Relations and Resources of PlanGraphics, Inc. Includes options for 40,000 shares at $1.75 per share exercisable within 60 days following the date of this Prospectus, and options for up to 60,000 shares at $1.75 per share and options for 5,018 shares at $1.00 per share not exercisable within 60 days of the date of this Prospectus.

6 Chief Operating Officer of PlanGraphics, Inc. and a Director of the Company. Includes options for 200,000 shares at $1.75 per share exercisable within 60 days following the date of this Prospectus, and options for 5,018 shares at $1.00 per share and up to 145,000 performance shares, all of which vest more than 60 days of the date of this Prospectus.

7    First Capital Partners has been a financial advisor to DCX, Inc.

8 Total Shares figures include shares registered hereunder obtainable upon the exercise of warrants issued to Transition Partners Limited as to W. Terrance Schreier, or to Copeland Consulting Group, Inc., respectively. Transition Partners Limited, of which W. Terrance Schreier is the principal, was retained by the Company on January 15, 1997 to provide management and financial advisory services to the Company, and assisted the Company in its acquisition of PlanGraphics, Inc. Gene R. Copeland, a Managing Director of Transition Partners Limited, is the principal of Copeland Consulting Group, Inc.

                                SALE OF SHARES

            The sale of shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Stockholder Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Stockholder Securities for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Stockholder Securities hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commissions received by them and any profit on the resale of Stockholder Securities as principals might be deemed to be underwriting discounts and commissions under the Act. The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Act.

            Pursuant to its agreement with certain of the Selling Stockholders, the Company is obligated to maintain the effectiveness of the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). Pursuant to this agreement, the Offering contemplated hereby will terminate with respect to the Stockholder Securities upon the earlier of (i) the date all of the Stockholder Securities are sold by the Selling Stockholders; or (ii) one year from the effective date of the Registration Statement of which this Prospectus forms a part.

            To the extent required by applicable law, this Prospectus will be supplemented to summarize the terms of any sales through dealers, together with any discounts, commissions or concessions allowed to such dealers in connection therewith. No sale or distributions other than as described herein may be effected until after this Prospectus shall have been appropriately amended or supplemented.
                                 LEGAL MATTERS

            The legality of the Stockholder Securities was passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.

                                    EXPERTS

            The consolidated financial statements of DCX, Inc. and subsidiaries as of September 30, 1996 and 1995, have been incorporated by reference herein in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

            The financial statements of PlanGraphics, Inc. as of December 31, 1995 and the nine-month fiscal year ended September 30, 1996, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of Eskew & Gresham, PSC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                   DCX, INC.


                       2,863,857 SHARES OF COMMON STOCK
                      OFFERED BY THE SELLING STOCKHOLDERS

                       1,140,446 SHARES OF COMMON STOCK
                ISSUABLE UPON THE EXERCISE OF CERTAIN WARRANTS


                               ----------------
                                  PROSPECTUS
                               ----------------

                               November 7, 1997


            No person is authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table shows all expenses of the issuance and distribution of the securities offered hereby:

      SEC Registration Fee......................................  $ 1,682.85
      State Qualification Expenses..............................  $    5,000
      Printing Expenses.........................................  $      100
      Legal Fees and Expenses...................................  $   13,000
      Accountants' Fees and Expenses............................  $    5,000
      Transfer Agent and Registrar Fees.........................  $      200
      Miscellaneous Expenses....................................  $    1,000
        Total...................................................  $25,982.85

    All amounts listed above, except for the SEC registration fee, are estimates and none are being borne by the Selling Stockholders.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VII of the Articles of Incorporation of the Company provides as follows:

            "The Corporation shall indemnify any and all of its directors, officers, employees, authorized agents or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them to the fullest extent permitted under Colorado Corporate Code, in connection with the defense of any action, suit or proceeding in which they or any of them, are made parties, or a party, by reason of being or having been directors or officers of the Corporation, or of such other corporation, except in relation to matters to which any such director or officer or former director or person shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any By-Law agreement, vote of shareholders or otherwise.

            In addition no officer, director, employee or authorized agent shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such officer or director was personally involved in the situation giving rise to the litigation or unless such officer or director committed a criminal offense. The protection afforded hereby shall not restrict other common law protection and rights that an officer or director may have. This Article shall not restrict the Corporation's right to eliminate or limit the personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, and the personal liability of directors to the Corporation and to us shareholders for monetary damages shall be eliminated or limited, to the full extent permitted by the Colorado Corporation Code, except for monetary damages for any breach of the director's duty of loyalty to the Corporation or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in Section 7-5-114 of the Colorado Corporation Code, or any transaction from which the director derived an improper personal benefit. Nor shall the liability of a director of the Corporation be eliminated or limited to the Corporation or to its shareholders for monetary damages for any act or omission occurring prior to the effective date of this Article."

    Article VI of the Bylaws of the Company provides as follows:

            "Each Director and Officer of this Corporation, and each person who shall serve at its request as a Director or Officer of another corporation in which this Corporation owns shares of capital stock or of which it is a creditor, whether or not then in office, and his personal representatives, shall be indemnified by the Corporation against all costs and expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been such Director or Officer, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence of misconduct in the performance of duty. Such costs and expenses shall include amounts reasonably paid in settlement for the purpose of curtailing the costs of litigation, but only if the Corporation is advised in writing by its counsel that in his opinion the person indemnified did not commit such negligence or misconduct. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law or by agreement."

    Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.

      Exhibits

          4.1  Amended and Restated Articles of Incorporation./1/

          4.2  Articles of Amendment to the Articles of Incorporation./2/

          4.3  Specimen Stock Certificate./3/

          4.4 Warrant, dated January 15, 1997 issued to Transition Partners Limited.

          4.5 Warrant, dated October 15, 1997, issued to Transition Partners Limited.

          4.6 Letter Agreement between Transition Partners, Ltd. and the Company, dated January 9, 1997.

          4.7 Warrant, dated January 15, 1997 issued to Copeland Consulting Group, Inc.

          4.8 Warrant, dated October 15, 1997, issued to Copeland Consulting Group, Inc.

          4.9  Warrant, dated June 19, 1997 issued to Spencer Edwards, Inc.

          4.10 Warrant, dated November 8, 1996 issued to Coretech, Ltd.

          4.11 Warrant, dated October 10, 1997, issued to SKB Corporation.

          4.12 Warrant, dated October 24, 1997, issued to Gerald Alexander.

          5.1  Opinion and Consent of Davis, Graham & Stubbs LLP./4/

          23.1 Consent of Davis, Graham & Stubbs LLP - See Exhibit 5.1./4/

          23.2 Consent of BDO Seidman, LLP.

          23.3 Consent of Eskew & Gresham, PSC.

          24   Power of Attorney to Sign Registration Statement. See page II-5.

--------------------

1 Filed as an exhibit to the Company's definitive Proxy Statement, dated May 3, 1991 and incorporated herein by reference.

2 Filed as an exhibit to the Company's Current Report on Form 8-K dated November 12, 1996, and incorporated herein by reference.

3 Filed as an exhibit to the Company's Registration Statement on Form S-18 (Registration No. 33-1484), as filed with the Commission on November 12, 1985, and incorporated herein by reference.

4    To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

      A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on the 7th day of November, 1997.


                                    DCX, INC.


                                    By: Fred Beisser
                                       ----------------------------------------
                                        Frederick G. Beisser
                                        Vice President - Finance and
                                        Administration, Secretary and Treasurer

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Stephen Carreker and Frederick G. Beisser and each or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


         SIGNATURE           TITLE                           DATE

G. Stephen Carreker          Chief Executive Officer, and    November 7, 1997
---------------------------- Chairman of the Board of
G. Stephen Carreker          Directors


John C. Antenucci            President and Vice-Chairman     November 7, 1997
---------------------------- of the Board of Directors
John C. Antenucci


Fred Beisser                 Vice President - Finance and    November 7, 1997
---------------------------- Administration, Secretary and
Frederick G. Beisser         Treasurer and a Director
                             (Principal Financial and
                             Accounting Officer)

Jeanne M. Anderson
---------------------------- Director                        November 7, 1997
Jeanne M. Anderson


J. Gary Reed
---------------------------- Director                        November 7, 1997
J. Gary Reed


Ray O'Mara
---------------------------- Director                        November 7, 1997
Raymond E. O'Mara

                                 EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION OF EXHIBIT                                 PAGE

4.1            Amended and Restated Articles of Incorporation./1/

4.2            Articles of Amendment to the Articles of Incorporation./2/

4.3            Specimen Stock Certificate./3/

4.4            Warrant, dated January 15, 1997 issued to Transition Partners
               Limited.

4.5            Warrant, dated October 15, 1997, issued to Transition Partners
               Limited.

4.6 Letter Agreement between Transition Partners, Ltd. and the Company, dated January 9, 1997.

4.7            Warrant, dated January 15, 1997 issued to Copeland Consulting
               Group, Inc.

4.8            Warrant, dated October 15, 1997, issued to Copeland Consulting
               Group, Inc.

4.9            Warrant, dated June 19, 1997 issued to Spencer Edwards, Inc.

4.10           Warrant, dated November 8, 1996 issued to Coretech, Ltd.

4.11           Warrant, dated October 10,1997, issued to SKB Corporation.

4.12           Warrant, dated October 24, 1997, issued to Gerald Alexander.

5.1            Opinion and Consent of Davis, Graham & Stubbs LLP./4/

23.1           Consent of Davis, Graham & Stubbs LLP - See Exhibit 5.1./4/

23.2           Consent of BDO Seidman, LLP.

23.3           Consent of Eskew & Gresham, PSC.

24             Power of Attorney to Sign Registration Statement.  See page II-5.

--------------------

1 Filed as an exhibit to the Company's definitive Proxy Statement, dated May 3, 1991 and incorporated herein by reference.

2 Filed as an exhibit to the Company's Current Report on Form 8-K dated November 12, 1996, and incorporated herein by reference.

3 Filed as an exhibit to the Company's Registration Statement on Form S-18 (Registration No. 33-1484), as filed with the Commission on November 12, 1985, and incorporated herein by reference.

4    To be filed by amendment.